EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES M PREFERRED STOCK
OF PENTON MEDIA, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

PENTON MEDIA, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation, the said Board of Directors as of July 21, 2004, adopted the following resolution creating a series of 150,000 shares of Preferred Stock designated as “Series M Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock, par value $.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Designation and Number of Shares. The designation of the series of Preferred Stock authorized hereby shall be “Series M Preferred Stock” (the “Series M Preferred Stock”). The maximum number of shares of Series M Preferred Stock shall be 150,000 shares.

Section 2. Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series M Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock an amount per Share equal to the dividend paid to each share of Common Stock.

Section 3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a “Liquidation Event”), each holder of Series M Preferred Stock shall be entitled to be paid in cash, before any distribution or payment is made upon any Junior Securities, an amount (the “Series M Liquidation Preference”) per share of Series M Preferred Stock (a “Share”) equal to the product of (x) the greater of (i) the Liquidation Value of such Share and (ii) a fraction, (A) the numerator of which is the sum of (I) 3.5% of the Series M Base Liquidation Preference, (II) 8.0% of all amounts paid, or that would have been paid if the Series M Preferred Stock were not outstanding, to the holders of the Series C Preferred Stock in excess of $50,000,000 as a result of such Liquidation Event and (III) 8.0% of all amounts that would have been paid to the holders of the Common Stock as a result of such Liquidation Event as if the Series M Preferred Stock were not outstanding, and (B) the denominator of which is the total number of issued and outstanding Shares, and (y) the Vesting Multiplier; provided, however, that if the original holder of such Share ceases to be employed by the Corporation prior to the first anniversary of the issuance of such Share, the Series M Liquidation Preference of such Share shall be $1.00 divided by the number of Shares originally issued to such holder; provided, further, however, that if (i) any but less than all shares of Series C Preferred Stock have been redeemed pursuant to Section 4 of the Series C Certificate of Designations or converted into Common Stock or other property pursuant to Section 6 of the Series C Certificate of Designations, appropriate adjustment will be made to the Series M Liquidation Preference as if no shares of Series C Preferred Stock had been so redeemed or converted, (ii) all shares of Series C Preferred Stock have been so redeemed or converted, the Series M Liquidation Preference will be calculated using the greater of the Series C Liquidation Preference or the Series C Redemption Price (each as defined in the Series C Certificate of Designations) as if no shares of Series C Preferred Stock had been so redeemed or converted, and the Applicable Share Minimum and Liquidation Value (each as defined in the Series C Certificate of Designations) to be used in such calculation shall be the Applicable Share Minimum and Liquidation Value in effect at the time the last share of Series C Preferred Stock was so redeemed or converted, (iii) any dividends are paid upon the Series C Preferred Stock (other than dividends paid pursuant to Section 2D of the Series C Certificate of Designations), the Series M Liquidation Preference will be calculated as if no dividends had been so paid, and (iv) the assets available for distribution to the holders of Series M Preferred Stock upon a Liquidation Event or Change of Control consist of other than solely cash, the Series M Liquidation Preference will be calculated using the fair market value of such assets, as determined in good faith by the Board of Directors of the Corporation, and the holders of Series M Preferred Stock will receive its appropriate portion of such other assets in lieu of cash. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Series M Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event.

Section 4. Change of Control. In connection with any Change of Control transaction, the consideration to be paid to such holder of the Corporation’s capital stock in connection with such transaction shall be allocated such that such holder of Shares receives the amounts to which it would be entitled pursuant to Section 3 above as if such Change of Control transaction were a “Liquidation Event”; provided, however, that no such payment shall be effected until the 11th day after the Change of Control Purchase Date and such payment shall be subject to the terms and conditions of the Senior Subordinated Indenture and the Senior Secured Indenture. The Corporation shall not approve, adopt or enter into any agreement or arrangement relating to a Change of Control (or amend or modify any such agreement) if such agreement or arrangement (or the effect of any such amendment or modification thereto) does not allocate the consideration to be paid in connection with such transaction in accordance with the immediately preceding sentence.

Section 5. Voting Rights. The holders of Class M Preferred Stock shall be entitled to one vote for each Share held by such holder upon all matters presented to the shareholders of the Corporation. Except as otherwise provided herein or required by law, the holders of Series M Preferred Stock shall vote together with the holders of Common Stock on all matters presented to the shareholders.

Section 6. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series M Preferred Stock. Upon the surrender of any certificate representing Series M Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

Section 7. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series M Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 8. Definitions.

“Business Day” means any day other than a Saturday, Sunday, or any day on which banks in New York City are authorized or obligated by applicable law to close.

“Change of Control” means: (i) any sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the Corporation’s assets, on a consolidated basis, in one transaction or a series of related transactions, to any Person (including any group that is deemed to be a Person); (ii) the consummation of any transaction involving the Corporation, including, without limitation, any merger or consolidation, whereby any Person (including any group that is deemed to be a Person ) is or becomes the “beneficial owner,” directly or indirectly, of more than 35% of the aggregate voting equity securities of the Corporation or the surviving entity or entities of such transaction if other than the Corporation; (iii) the Continuing Directors cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iv) the Corporation adopts a plan of liquidation.

“Change of Control Purchase Date” means the date on which any Notes tendered in the offer required by Section 10.1 of the Senior Subordinated Indenture are repurchased by the Corporation, which date shall not be later than the 35th Business Day after the consummation of a Change of Control transaction.

“Common Stock” means, collectively, the Corporation’s Common Stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Continuing Directors” means during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Corporation, if such agreement was approved by a vote of such majority of directors).

“Corporation” means Penton Media, Inc., a Delaware corporation.

“Dollar Shares” means those Shares issued to the original holder of such Shares who ceased to be employed by the Corporation before the first anniversary of the issuance of such Shares to such holder.

“Eighty Percent Shares” means those Shares issued to the original holder of such Shares who ceased to be employed by the Corporation on or after the fourth anniversary of the issuance of such Shares to such holder and before the fifth anniversary of such issuance.

“Forty Percent Shares” means those Shares issued to the original holder of such Shares who ceased to be employed by the Corporation on or after the second anniversary of the issuance of such Shares to such holder and before the third anniversary of such issuance.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series C Preferred Stock and the Series M Preferred Stock.

“Liquidation Event” has the meaning set forth in Section 3.

“Liquidation Value” of any Share shall be equal to $1.00.

“Notes” means, collectively (i) the Exchange Notes as defined in the Senior Subordinated Indenture in effect as of March 19, 2002 and (ii) the Additional Notes as defined in the Senior Subordinated Indenture in effect as of March 19, 2002.

“Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Senior Secured Indenture” means the Indenture, dated as of March 28, 2002, by and among Penton Media, Inc. as Issuer, the Subsidiary Guarantors therein, and the U.S. Bank National Association, as Trustee, with respect to the 11.875% $157,500,000 Senior Secured Notes due October 1, 2007, as amended or supplemented from time to time in accordance with the terms thereof.

“Senior Subordinated Indenture” means the Indenture, dated as of June 28, 2001, by and among Penton Media, Inc. as Issuer, the Subsidiary Guarantors therein, and the Bank of New York as Trustee, with respect to the 10.375% $185,000,000 Senior Subordinated Notes due June 15, 2011 as amended or supplemented from time to time in accordance with the terms thereof.

“Series C Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock filed with the Secretary of State for the State of Delaware on September 13, 2004.

“Series C Preferred Stock” means those shares of preferred stock, par value $.01 per share, issued by the Corporation with the terms and conditions set forth in the Series C Certificate of Designations.

“Series M Base Liquidation Preference” means the product of (i) the first $51,813,471.50 that would have been paid to the holders of the Series C Preferred Stock as a result of a Liquidation Event or a Change of Control transaction as if the Series M Preferred Stock were not outstanding multiplied by (ii) the Series M Liquidation Preference Adjustment Factor.

“Series M Liquidation Preference” has the meaning set forth in Section 3.

“Series M Liquidation Preference Adjustment Factor” means the fraction, (a) the numerator of which is the sum of (i) the number of Shares issued and outstanding minus (ii) the number of Dollar Shares minus (iii) 0.8 multiplied by the number of Twenty Percent Shares minus (iii) 0.6 multiplied by the number of Forty Percent Shares minus (iv) 0.4 multiplied by the number of Sixty Percent Shares minus (v) 0.2 multiplied by the number of Eighty Percent Shares and (b) the denominator of which is the total number of issued and outstanding Shares.

“Share” has the meaning set forth in Section 3.

“Sixty Percent Shares” means those Shares issued to the original holder of such Shares who ceased to be employed by the Corporation on or after the third anniversary of the issuance of such Shares to such holder and before the fourth anniversary of such issuance.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

“Twenty Percent Shares” means those Shares issued to the original holder of such Shares who ceased to be employed by the Corporation on or after the first anniversary of the issuance of such Shares to such holder and before the second anniversary of such issuance.

“Vesting Multiplier” means (i) 0.2 for any Twenty Percent Shares, (ii) 0.4 for any Forty Percent Shares, (iii) 0.6 for any Sixty Percent Shares, (iv) 0.8 for any Eighty Percent Shares, and (v) 1.0 for any Shares issued to the original holder of such Shares who (A) ceased to be employed by the Corporation on or after the fifth anniversary of the issuance of such Shares to such holder or (B) is still employed by the Corporation.

Section 9. Amendment and Waiver. No amendment, modification or waiver of any provision hereof shall be binding or effective without the prior written consent of the holders of at least a majority of the Series M Preferred Stock outstanding at the time such action is taken.

Section 10. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as of this 13th day of September 2004.

PENTON MEDIA, INC.

By:	/s/ Preston L. Vice

Name: Preston L. Vice

Title: Chief Financial Officer and Corporate Secretary